UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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8x8, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8x8, Inc. (“8x8”) Governance and Nominating Committee

Statement Regarding Selection of Eric Salzman to the

8x8 Board of Directors:

On June 27, 2023, Glass Lewis issued a recommendation to vote against the election of Eric Salzman to the Board of Directors of 8x8, Inc. (the “Board”) due to overboarding.

The Glass Lewis 2023 Policy Guidelines state that it will recommend against the election of a director who serves as an executive officer of any public company while serving on more than one external public company board. Mr. Salzman currently is a member of the board of directors for three public companies (8x8, Leonardo DRS, Inc. and Movella, Inc.) as well as the Chief Executive Officer of Safeguard Scientifics, Inc., of which he is not a member of the board of directors. As previously disclosed, Safeguard Scientifics continues to seek strategic alternatives and is in advanced discussions with a counterparty.

After discussion with the Governance and Nominating Committee of 8x8, Mr. Salzman has committed to compliance with the Glass Lewis Director Commitments Policy prior to the filing of 8x8’s proxy statement for its 2024 annual meeting of stockholders, either by no longer serving as an executive officer of a public company or stepping down from his other boards.

Based on the above commitment by Mr. Salzman and the important contributions he makes as an existing director of 8x8’s Board, Chair of the Compensation Committee and a member of the Board’s Audit Committee and Technology and Cybersecurity Committee, 8x8’s Governance and Nominating Committee strongly recommends that 8x8’s shareholders vote “FOR” the election of Mr. Salzman as a director.